Exhibit 5.1

GERSTEN SAVAGE LLP
600 LEXINGTON AVENUE
NEW YORK, NY 10022

October 19, 2007

To the Chief Executive Officer
and the Board of Directors
Interact Holdings Group, Inc.
550 Greens Parkway, Suite 230
Houston, TX 77067

Re: Opinion of Special Counsel

Dear Sir or Madam:

We have acted as special counsel to Interact Holdings Group, Inc., a Florida corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of the issuance and sale of 50,000,000 shares of common stock (the "Shares") and related stock options under the Company's Non-Employee Directors and Consultants Retainer Stock Plan 2006 and 2007, as amended (the "Plan").

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-B.

We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the amendment of the Plan. Based on such review, we are of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefore received) pursuant to the provisions of option agreements duly authorized under the Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated therein, or Item 509 of Regulation S-B.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans or the Shares.

Very truly yours,

\s\ Gersten Savage LLP
Gersten Savage LLP